                                                                    EXHIBIT 10.9

                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

     This EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made as of the 26 day of February, 2001 between Michael Reid ("Executive") and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the "Employer").

     1. TERM. The term of this Agreement shall commence on the date first above written and, unless earlier terminated as provided in Section 6 below, shall terminate on the third anniversary of the date of this Agreement (the "Original Term"); PROVIDED, HOWEVER, that Section 8 hereof shall survive the termination of this Agreement as provided therein. The Original Term may be extended for such period or periods, if any, as may be mutually agreed to in writing by Executive and the Employer (each a "Renewal Term"). If either party intends not to extend the Original Term, such party will give the other party at least six (6) months' written notice of such intention. If either party gives such notice with less than six(6) months remaining in the Original Term, the term of this Agreement shall be extended until the date which is six (6) months after the date on which the notice is given. The period of Executive's employment hereunder consisting of the Original Term and all Renewal Terms, if any, is herein referred to as the "Employment Period" and an anniversary of the date of this Agreement is herein referred to as an "Anniversary."

     2.   EMPLOYMENT AND DUTIES.

          (a) DUTIES. During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates. Executive shall serve the Employer as a senior corporate executive and, effective no later than March 31, 2001, shall have the title of Chief Operating Officer of the Employer. Executive will report to the Chief Executive Officer of the Employer and, from time to time, as directed by the Chief Executive Officer, to the President of the Employer. The Executive shall be principally responsible for the operations and the capital markets activities of the Employer and shall provide assistance to Employer's Chief Executive Officer in connection with such activities. Executive's duties and authority shall be as further set forth in the By-laws of the Employer and as otherwise established from time to time by the Chief Executive Officer of the Employer, but in all events such duties shall be commensurate with his position as Chief Operating Officer of the Employer.

          (b) BUSINESS TIME AND EFFORTS. Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Board of Directors of the Employer; PROVIDED, HOWEVER, that nothing herein shall be interpreted to preclude Executive from (i) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing his assets as a passive investor in other entities or business ventures, provided that he performs no management or similar role with respect to such entities or ventures and such investment does not violate Section 8 hereof; and/or serving as a member of the Board of Directors of a for-profit corporation with the approval of the Chief Executive Officer of the Company.

          (c) TRAVEL. In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer's business may require. Executive shall be based within 25 miles of Manhattan.

     3. COMPENSATION AND BENEFITS. In consideration of Executive's services hereunder, the Employer shall compensate Executive as provided in this
Section 3.

          (a) BASE SALARY. The Employer shall pay Executive an aggregate minimum annual salary at the rate of $350,000 per annum during the Employment Period ("Base Salary"), subject to applicable tax withholding. Base Salary shall be payable monthly in accordance with the Employer's normal business practices. Solely for the purpose of determining whether Executive's Base Salary payable under this Section 3(a) should be increased, the Base Salary shall be subject to review by the Employer's Board of Directors or Compensation Committee at least once annually.

          (b) BONUSES. During the Employment Period, Executive shall receive such discretionary annual bonuses as the Employer's Board of Directors, in its sole discretion, may deem appropriate to reward Executive for job performance; PROVIDED, HOWEVER, that Executive's annual performance bonus shall not be less than $150,000. Each of the bonuses described in this
     Section 3(b) shall be subject to applicable tax withholdings.

          (c) STOCK OPTIONS. During the Employment Period, in the sole discretion of the Employer's Board of Directors or a committee thereof, Executive shall be eligible to participate in the Employer's then current Stock Option and Incentive Plan (the "Plan"), which authorizes the grant of stock options, stock awards and the making of loans to acquire the Employer's common stock ("Common Stock"). In addition, it is specifically agreed that effective as of the date that this Agreement is executed by Employer and Executive, Executive shall be granted options to purchase 50,000 shares of the Common Stock (the "Options"). The Options may be granted under the Plan or outside of the Plan. The exercise price per share of the Options shall be equal to the fair market value per share of the Common Stock on the date of the execution of this Agreement by the Employer and Executive. The Options shall have a term of ten years, and shall become vested and nonforfeitable as to 20% of the shares covered thereby on each of the first five Anniversaries, subject to the Executive remaining employed by the Employer except as otherwise provided herein. The Options shall be exercisable only in accordance with the terms and conditions of the Plan and in accordance with applicable federal, state and local laws and regulations; however, if there is any conflict between this Agreement and the Plan, this Agreement shall govern.

          (d) EQUITY AWARDS. Effective as of the date that this Agreement is executed by the Employer and Executive, Executive shall be granted 30,000 restricted shares of Common Stock. Such grant may be granted under the Plan or outside of the Plan. The grant shall become vested and nonforfeitable as to 33 1/3% of such shares on the first Anniversary, 33 1/3% of such shares on the second Anniversary and 33 1/3% of such shares on the third Anniversary in each case subject to (i) the Employer achieving either a 10% increase in funds from operations (on a per share basis) or a 15% total return (including all dividends and stock appreciation) to shareholders during the last fiscal year completed before the applicable vesting date, and (ii) the Executive remaining employed by the Employer except as otherwise provided herein. Furthermore, (i) if the Employer achieves either an increase in funds from operations (on a per share basis) of at least 8% (but less than 9%) or a total return to shareholders of at least 13% (but less than 14%) during the last fiscal year completed before an applicable vesting date, then 80% of the restricted shares that otherwise would have become vested on such vesting date shall become vested, (ii) if the Employer achieves either an increase in funds from operations (on a per share basis) of at least 9% (but less than 10%) or a total return to shareholders of at least 14% (but less than 15%) during the last fiscal year completed before the applicable vesting date, then 90% of the restricted shares that otherwise would have become vested on such vesting date shall become vested, and (iii) if the Employer achieves a total return to shareholders in the top one-third of a peer group of companies (to be determined for such year by the Compensation Committee of the Employer's Board of Directors) during the last fiscal year completed before the applicable vesting date, then 100% of the restricted shares that otherwise would have become vested on such vesting date shall become vested. If necessary to reach a vesting threshold for any period, the Compensation Committee of the Employer's Board of Directors shall determine such amounts by averaging cumulative increases and returns on a look-back or look-forward basis. The Employer shall pay Executive an additional cash amount as a tax gross-up upon each vesting date equal to 40% of the value of the shares included in Executive's taxable income on such date. Executive will receive the full cash dividends attributable to all nonforfeited shares of restricted stock, regardless of whether such shares have become vested on the record date for such dividends.

          (e) EXPENSES. Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.

          (f) MEDICAL INSURANCE. During the Employment Period, Executive and Executive's immediate family shall be entitled to participate in such medical benefit plan as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan. Nothing in this section shall limit the Employer's right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

          (g) VACATIONS. Executive shall be entitled to reasonable paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

          (h) OTHER BENEFITS. During the Employment Period, the Employer shall provide to Executive such other benefits, including disability insurance, sick leave and the right to participate in such retirement or pension plans, as are made generally available to senior executive officers and employees of the Employer from time to time, as well as the services of an exclusive personal assistant.

     4. INDEMNIFICATION AND LIABILITY INSURANCE. Executive hereby warrants that his execution of this Agreement, and performance of duties hereunder, does not constitute the breach of any other executed contract to which Executive may be a party, and does not constitute the breach of any restrictive covenant by which Executive may be bound. The Employer agrees to indemnify Executive to the extent permitted by applicable law from and against any and all losses, damages, claims, liabilities and expenses for which such indemnified party has not otherwise been reimbursed (including the costs and expenses of legal counsel retained by the Employer to defend the Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any actions commenced against Executive either with regard to his entering this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity. The Employer also agrees to secure and maintain officers and directors liability insurance providing coverage for Executive.

     5. EMPLOYER'S POLICIES. Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by its Board of Directors from time to time regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Employer's Board of Directors.

     6. TERMINATION. The Executive's employment hereunder may be terminated under the following circumstances:

          (a)  Termination by the Employer.

               (i) DEATH. The Executive's employment hereunder shall terminate upon his death.

               (ii) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness or disability, the Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any 120 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(c)) is given he shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate Executive's employment hereunder.

               (iii) CAUSE. The Employer may terminate Executive's employment hereunder for Cause. For purposes of the Agreement, "Cause" shall mean that: (i) Executive engaged in conduct which is a felony under the laws of the United States or any state or political subdivision thereof; (ii) Executive engaged in conduct constituting a material breach of fiduciary duty, gross negligence or willful and material misconduct relating to the Employer, material fraud or willful and material misrepresentation relating to the business of the Employer;
          (iii) Executive materially breached his obligations or covenants under
          Section 8(a) of this Agreement; or (iv) Executive repeatedly failed to competently perform his duties after receiving notice from the Employer specifically identifying the manner in which Executive has failed to competently perform and being given sufficient time to correct his incompetent performance (it being understood that, for this purpose, the manner and level of Executive's performance shall not be determined based on the financial performance of the Employer). Clause (iv) of this Section shall be null and void after the first eighteen (18) months of this Agreement.

               (iv) WITHOUT CAUSE. Executive's employment hereunder may be terminated by the Employer at any time with or without Cause (as defined in Section 6(a)(iii) above), by a majority vote of all of the members of the Board of Directors of the Employer upon written notice to Executive, subject only to the severance provisions specifically set forth in Section 7.

          (b)  Termination by the Executive.

               (i) DISABILITY. The Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

               (ii) WITH GOOD REASON. Executive's employment hereunder may be terminated by Executive with Good Reason effective immediately by written notice to the Board of Directors of the Employer. For purposes of this Agreement, with "Good Reason" shall mean: (i) a failure of the Board of Directors of the Employer to elect Executive to offices with the same or substantially the same duties and responsibilities as set forth in Section 2 or to continue Executive's reporting relationship as set forth in Section 2; (ii) a failure by the Employer to comply with the provisions of Section 3; (iii) a material breach by the Employer of any other provision of this Agreement which has not been cured within 30 days after notice of noncompliance (specifying the nature of the noncompliance), has been given by the Executive to the Employer; or (iv) a Force Out upon or following a Change-in-Control (as such terms are defined in Section 6(d) below).

               (iii) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Employer or by the Executive (other than termination pursuant to subsection (a)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with
          Section 10 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the fact and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (c) DEFINITIONS. The following terms shall be defined as set forth below.

               (i)    A "Change-in-Control" shall be deemed to have occurred if:

                      (A) any Person, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of such Person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 40% or more of either (A) the combined voting power of the Employer's then outstanding securities having the right to vote in an election of the Employer's Board of Directors ("Voting Securities") or (B) the then outstanding shares of all classes of stock of the Employer (in either such case other than as a result of the acquisition of securities directly from the Employer); or

                      (B) individuals who constitute the Employer's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Employer's Board of Directors, provided that any person becoming a director of the Employer whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

                      (C)   the stockholders of the Employer shall approve
               (1) any consolidation or merger of the Employer or any subsidiary where the stockholders of the Employer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer or (3) any plan or proposal for the liquidation or dissolution of the Employer;

               Notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 40% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 40% or more of the combined voting power of all then outstanding Voting Securities; PROVIDED, HOWEVER, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a "Change-in-Control" shall be deemed to have occurred for purposes of the foregoing clause (A). In addition, notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred if Stephen L. Green continues to serve as Chairman of the Board of Directors or the equivalent of the surviving entity of any event listed in the foregoing clause (A), (B) or (C) and no Force Out (as defined below) has occurred with respect to the Executive.

               (ii) A "Force Out" shall be deemed to have occurred in the event of a Change-in-Control together with or followed by:

                      (A) a change in duties, responsibilities, status or positions with the Employer that does not represent a promotion from or maintaining of Executive's duties, responsibilities, status or positions as in effect immediately prior to the Change-in-Control, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive's employment for Cause, disability, retirement or death;

                      (B) a reduction by the Employer in Executive's Base Salary or bonus compensation as in effect immediately prior to the Change-in-Control;

                      (C) the failure by the Employer to continue in effect any of the benefit plans including, but not limited to stock option and equity awards, in which Executive is participating at the time of the Change-in-Control of the Employer (unless Executive is permitted to participate in any substitute benefit plan with substantially the same terms and to the same extent and with the same rights as Executive had with respect to the benefit plan that is discontinued) other than as a result of the normal expiration of any such benefit plan in accordance with its terms as in effect at the time of the Change-in-Control, or the taking of any action, or the failure to act, by the Employer which would adversely affect Executive's continued participation in any of such benefit plans on at least as favorable a basis to Executive as was the case on the date of the Change-in-Control or which would materially reduce Executive's benefits in the future under any of such benefit plans or deprive Executive of any material benefits enjoyed by Executive at the time of the Change-in-Control; PROVIDED, HOWEVER, that any such action or inaction on the part of the Employer, including any modification, cancellation or termination of any benefits plan, undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employment Retirement Income Security Act of 1974, shall not constitute a Force Out for the purposes of this Agreement.

                      (D) the Employer's requiring Executive to be based in an office located more than 25 miles from Manhattan, except for required travel relating to the Employer's business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Employer prior to the Change-in-Control;

                      (E) the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 13 hereof; or

                      (F) during the first eighteen months of this Agreement, the termination, for whatever reason, of Stephen L. Green's service as Chairman of the Board of Directors of the Employer.

               (iii) "Person" shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided however, that the term "Person" shall not include (A) Stephen L. Green or Nancy A. Peck, or (B) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries.

     7.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

          (a) TERMINATION WITHOUT CAUSE OR WITH GOOD REASON. If (i) Executive is terminated without Cause pursuant to Section 6(a)(iv) above, or
     (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and Executive shall be entitled to the following benefits:

               (i) The Employer shall continue to pay Executive's Base Salary (at the rate in effect on the date of his termination) and annual performance bonus (based on the amount paid for the immediately preceding year or, if the termination takes place prior to a bonus having been previously so paid, the sum of $150,000.00) for the remaining term of the Employment Period after the date of Executive's termination, on the same periodic payment dates as payment would have been made to Executive had the Employment Period not been terminated for the remaining term of the Employment Period after the date of Executive's termination; PROVIDED, HOWEVER, that if such termination occurs upon or following a Change-in-Control, the Employer shall continue to pay Executive's Base Salary (at the rate in effect on the date of his termination) and annual performance bonus (based on the highest amount paid for the three preceding years or, if the termination takes place prior to a bonus having been previously so paid, the sum of $150,000) for the remaining term of the Employment Period after the date of Executive's termination. It is expressly agreed that the Executive shall receive a bonus for each remaining year of this Agreement and that the bonus will be paid in a lump sum within thirty (30) days after the Executive's termination.

               (ii) For the remaining term of the Employment Period, Executive shall continue to receive all benefits described in Section 3 existing on the date of termination, including, but not limited to, any bonuses or equity awards described in Section 3 of this Agreement, subject to the terms and conditions upon which such benefits may be offered. For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination;

               (iii) Any unvested shares of restricted stock granted to the Executive by the Employer shall become vested on the date of the Executive's termination, any unexercisable stock options granted to the Executive by the Employer shall become exercisable on the date of the Executive's termination, and any unexercised stock options granted to the Executive by the Employer shall remain exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of the Executive's termination;

               (iv) If Executive obtains other employment, or receives any wages for services rendered to any person or entity during the remaining term of Employment Period after the date of Executive's termination, the payments due under Section 7(a)(i) will be reduced by the amount of such wages, except that in no event shall the payment due under Section 7(a)(i) be reduced to less than the amount of such payments that would have been received by Executive over a twelve-month period. Executive shall give prompt notice to the Employer of any such employment undertaken or services rendered by him, which notice shall include a description of the wages he will receive, the date of receipt, and a copy of each relevant agreement or contract. Executive shall also give prompt notice to the Employer of any changes in such employment or wages.

               (v) If in the opinion of tax counsel selected by the Executive and reasonably acceptable to the Employer, the Executive has or will receive any compensation (including without limitation as a result of the accelerated vesting of equity awards) or recognize any income (whether or not pursuant to this Agreement or any plan or other arrangement of the Employer and whether or not the Employment Period or the Executive's employment with the Employer has terminated) which will constitute an "excess parachute payment" within the meaning of
          Section 280G(b)(l) of the Internal Revenue Code (the "Code") (or for which a tax is otherwise payable under Section 4999 of the Code or any successor provision thereto), then the Employer shall pay the Executive an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by the Executive under Section 4999 of the Code with respect to all such excess parachute payments and any such Additional Amount, plus (ii) all federal, state and local income taxes payable by Executive with respect to any such Additional Amount. Any amounts payable pursuant to this paragraph (v) shall be paid by the Employer to the Executive within 30 days of each written request therefor made by the Executive.

          (b) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If (i) Executive is terminated for Cause pursuant to Section 6(a)(iii)(i-iii) above, or
     (ii) Executive shall voluntarily terminate his employment hereunder without Good Reason pursuant to Section 6(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and Executive shall be entitled to receive only his Base Salary at the rate then in effect until the Termination Date and any outstanding stock options held by Executive shall expire in accordance with the terms of the stock option plan or option agreement under which the stock options were granted.

               (i) If Executive is terminated for Cause pursuant to Section 6(a)(iii)(iv) above during the first eighteen months of this Agreement, the Employer shall pay within thirty days after the termination, an amount equal to Executive's annual Base Salary (at the rate in effect on the date of his termination) and annual performance bonus (based on the amount paid in the preceding year or, if the termination takes place prior to a bonus having been previously paid, the sum of $150,000.00). Further (i) any unexercised stock options shall remain exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired or (B) the second January 1 after the date of the Executive's termination; and
          (ii) any unvested stock options shall vest and any restricted shares shall vest just as if the Executive were employed through his next anniversary and without regard to the performance requirements set forth in Section 3(d) of this Agreement.

               (ii) If in the opinion of tax counsel selected by the Executive and reasonably acceptable to the Employer, the Executive has or will receive any compensation (including without limitation as a result of the accelerated vesting of equity awards) or recognize any income (whether or not pursuant to this Agreement or any plan or other arrangement of the Employer and whether or not the Employment Period or the Executive's employment with the Employer has terminated) which will constitute an "excess parachute payment" within the meaning of
          Section 280(G)(b)(l) of the Internal Revenue Code (the "Code") (or for which a tax is otherwise payable under Section 4999 of the Code or any successor provision thereto), then the Employer shall pay the Executive an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by the Executive under Section 4999 of the Code with respect to all such excess parachute payments and any such Additional Amount, plus (ii) all federal, state and local income taxes payable by Executive with respect to any such Additional Amount. Any amounts payable pursuant to this paragraph shall be paid by the Employer to the Executive within thirty days of each written request therefor made by the Executive.

          (c) TERMINATION BY REASON OF DEATH. If Executive's employment terminates due to his death, the Employer shall pay Executive's Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(c) above for a period of six months from the date of his death, or such longer period as the Employer's Board of Directors may determine, to Executive's estate or to a beneficiary designated by Executive in writing prior to his death. If such death occurs during a vesting period, a pro rata portion of the unvested shares of restricted stock granted to the Executive that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of the Executive's termination due to his death, and a pro rata portion of the unexercisable stock options granted to the Executive that otherwise would have become exercisable upon the conclusion of such vesting period shall become exercisable on the date of the Executive's termination due to such death. Furthermore, upon such death, any unexercised stock options granted to the Executive shall remain exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or
     (B) the second January 1 after the date of the Executive's termination due to his death.

          (d) TERMINATION BY REASON OF DISABILITY. In the event that Executive's employment terminates due to his disability as defined in
     Section 6(a)(ii) above, Executive shall be entitled to be paid his Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(c) above for a period of six months from the date of such termination, or for such longer period as such benefits are then provided with respect to other senior executives of the Employer. If such disability occurs during a vesting period, a pro rata portion of the unvested shares of restricted stock granted to the Executive that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of the Executive's termination due to his disability, and a pro rata portion of the unexercisable stock options granted to the Executive that otherwise would have become exercisable upon the conclusion of such vesting period shall become exercisable on the date of the Executive's termination due to such disability. Furthermore, upon such disability, any unexercised stock options granted to the Executive shall remain exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of the Executive's termination due to his disability.

          (e) ARBITRATION IN THE EVENT OF A DISPUTE REGARDING THE NATURE OF TERMINATION. In the event that the Executive's employment is terminated by the Employer for Cause or by Executive for Good Reason, and either party contends that such Cause or Good Reason did not exist, the parties agree to submit such claim to arbitration before the American Arbitration Association ("AAA"), and Executive and Employer hereby agrees to submit to any such dispute to arbitration pursuant to the terms of this Section 7(e). In such a proceeding, the only issue before the arbitrator will be whether Executive's employment was in fact terminated for Cause or for Good Reason, as the case may be. If the arbitrator determines that Executive's employment was terminated by the Employer without Cause or was terminated by Executive for Good Reason, the only remedy that the arbitrator may award is an amount equal to the severance payments specified in Section 7, the costs of arbitration, and Executive's attorneys' fees. If the arbitrator finds that Executive's employment was terminated by the Employer for Cause or by the Executive without Good Reason, the arbitrator will be without authority to award Executive anything, and the parties will each be responsible for their own attorneys' fees, and the costs of arbitration will be paid 50% by Executive and 50% by the Employer.

     8. CONFIDENTIALLY; PROHIBITED ACTIVITIES. The Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, the Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer. The Executive acknowledges that such information is valuable to the business of the Employer, and that disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer. The Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary. In recognition that the good will and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, the Executive agrees as follows:

          (a) CONFIDENTIALITY. During the term of this Agreement (including any renewals), and at all times thereafter, the Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer ("Confidential Information"), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer. For purposes of the Agreement, "Confidential Information" includes, without limitation: client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, the Executive.

          (b) PROHIBITED ACTIVITIES. Because Executive's services to the Employer are essential and because Executive has access to the Employer's Confidential Information, Executive covenants and agrees that:

               (i) (A) during the Employment Period, and (B) in the event that this Agreement is terminated (I) by the Employer for Cause or
          (II) by the Executive for any reason other than death, disability, Good Reason or the expiration of the term of the Agreement, Executive will not, without the prior written consent of the Board of Directors of the Employer which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), during the Noncompetition Period, engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in the acquisition, development, management, leasing or financing of any office real estate property anywhere in the New York City metropolitan area (it being understood that the restrictions regarding financing activities shall not apply with respect to any termination of this Agreement by the Executive upon or after the occurrence of a Change-in-Control); and

               (ii) during the Employment Period, and during the two-year period following the termination of the Executive by either party for any reason (including the expiration of the term of the Agreement), Executive will not, without the prior written consent of the Board of Directors of the Employer which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), solicit, encourage, or engage in any activity to induce any Employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity. For purposes of this subsection, the term Employee means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive's last day of employment.

          (c) NONCOMPETITION PERIOD. For purposes of this Section 8, the Noncompetition Period shall mean the period commencing on the date of termination of Executive's employment under this Agreement and ending on the earlier of (i) the date on which the term of this Agreement otherwise would have expired, or (ii) the first anniversary of the date of termination of Executive's employment under this Agreement.

          (d) PASSIVE INVESTMENTS. During the term of Employment Period, notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located if Executive's aggregate investment in such entity constitutes less than one percent (1%) of the equity ownership of such entity.

          (e) EMPLOYER PROPERTY. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer ("Employer Property"). During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under the Agreement. When the Executive terminates his employment with the Employer, or upon request of the Employer at any time, the Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form.

          (f) NO DISPARAGEMENT. For one year following termination of the Executive's employment for any reason, the Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; (iii) the Employer's and its parent's, affiliates' or subsidiaries' prospects for the future. For one year following termination of the Executive's employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Executive. Nothing in this Section shall prohibit either the Employer or the Executive from testifying truthfully in a judicial or administrative proceeding in response to a subpoena.

          (g) REMEDIES. The Executive declares that the foregoing limitations in Sections 8(a) through 8(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer. In any restriction contained in this

     Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that the Executive breaches any of the promises contained in this Section 8, the Executive acknowledges that the Employer's remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent the Executive's prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Employer's exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 7(e) hereof and the right to compensatory and monetary damages. In the event that a final non-appealable judgment is entered in favor of one of the parties, that party shall be reimbursed by the other party for all costs and attorneys' fees incurred by such party in such action. Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.

          (h) TRANSITION. Regardless of the reason for his departure from the Employer, the Executive agrees that at Employer's sole costs and expense, for a period of not more than thirty (30) days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to the Executive's obligations to his new employer.

          (i) COOPERATION WITH RESPECT TO LITIGATION. During the Employment period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereinunder. Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(i) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive's then current employment.

          (j) SURVIVAL. The provisions of this Section 8(a) shall survive termination of the Executive's employment and those of Section 8(b) shall survive for the periods specified therein following termination. The covenants contained in Section 8 shall be construed as independent of any of other provisions contained in this Agreement and shall be enforceable regardless of whether the Executive has a claim against the Employer under the Agreement or otherwise.

     9. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

     10. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (a)  if to the Executive:

               Michael Reid
               30, Green Avenue
               Rye, New York 10580

          (b)  if to the Employer:

               SL Green Realty Corp.
               420 Lexington Avenue
               New York, New York 10170

     or such other address as either party may from time to time specify by written notice to the other party hereto.

     11. AMENDMENTS. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

     12. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

     13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, PROVIDED, HOWEVER, that the obligations of the Employee are personal and shall not be assigned by him. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

     14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     16. CHOICE OF VENUE. Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

     17. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

     18. PARAGRAPH HEADINGS. Paragraph headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this agreement.

     19. BOARD APPROVAL. Employer represents that its Board of Directors has approved the economic terms of this Agreement.

     20. IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

February 26, 2001


                                         SL GREEN REALTY CORP.

                                         By: /s/ Stephen L. Green
                                             ---------------------------
                                             Name:  Stephen L. Green
                                             Title: Chairman


                                         /s/ Michael W. Reid
                                         -------------------------------
                                         Michael Reid